Exhibit 3.1(iii)

ARTICLES OF AMENDMENT TO

ARTICLES OF ORGANIZATION OF

WHETSTONE ETHANOL, LLC

Pursuant to the provisions of SDCL § 47-34A-204 of the South Dakota Limited Liability Company Act, the undersigned company adopts the following Articles of Amendment to its Articles of Organization:

1.                                       The name of the limited liability company is Whetstone Ethanol, LLC (the “Company”).

2.                                       The date of the filing of the Articles of Organization of the Company was April 1, 2002.

3.                                       The following amendment to the Articles of Organization was adopted by the members of the Company on March 27, 2003, in the manner prescribed by the South Dakota Limited Liability Company Act.

ARTICLE 1

The name of the Limited Liability Company is Northern Growers, LLC.

Dated this 1st day of April, 2003.

WHETSTONE ETHANOL, LLC

By	/s/ Jim Peterson
Its President

STATE OF SOUTH DAKOTA	)
) :ss
COUNTY OF GRANT))

On this the 1st day of April, 2003, before me personally appeared Jim Peterson, known to me to be the President of Whetstone Ethanol, LLC, the corporation that is described in and that executed the within instrument, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Steve Street
Notary Public – South Dakota

My commission expires: October 12, 2008